UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALERIS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following is the text of an email that was sent to sixteen employees:

Just to reiterate...very important for all of you to vote for this.

Steve J. Demetriou

Dear All,

This is a reminder that our Annual Meeting is Thursday. As an Aleris stockholder, you are entitled to vote on matters being considered at the meeting and your vote is important. In addition to electing directors and ratifying E&Y as our auditors, this year we are asking our shareholders to approve a change to our Equity Incentive Plan that would make additional shares available for grants as restricted stock, stock options, performance shares, or performance units (among other forms of equity awards possible under the plan).

If you haven’t yet voted (or have forgotten how to do it) not to worry! There is still time left. You can even vote on line which is quick, easy and immediately recorded.

If you have your Proxy Card that was mailed to you, go to the following link and vote your shares:

www.proxyvoting.com/ars

If you bought your shares through a stock broker, your proxy card may direct you to a different site to cast your vote. Please follow the very simple instructions on your proxy card.

If you need help or can’t find your proxy card, please call Polly Moorman who will assist you in getting your numbers.

The deadline for voting is Wednesday at 5pm. If you vote electronically by that time, your vote will be sure to count.

Chris

Christopher R. Clegg

Senior Vice President, General Counsel & Secretary

Aleris International, Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

Tel. 216-910-3500